Exhibit 10.08

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of the 1st day of February, 2017.

BETWEEN:

ZOMEDICA PHARMACEUTICALS INC., a body corporate duly incorporated pursuant to the laws of the State of Delaware and having an office in the City of Ann Arbor, Michigan (hereinafter referred to as the "Corporation")

- and -

Robert Dimarzo, an individual residing in Chappaqua, New York, USA (hereinafter referred to as the "Executive")

ARTICLE 1
INTERPRETATION

1.1	The phrase "this Agreement" shall include all terms and provisions of this agreement in writing between the parties hereto, including the recitals.

1.2	Wherever in this Agreement the masculine, feminine or neuter gender is used, it shall be construed as including all genders, as the context so requires; and wherever the singular number is used, it shall be deemed to include the plural and vice versa, where the context so requires.

1.3	Time shall in all respects be of the essence of this Agreement.

1.4	The division of this Agreement into Articles, Sections and subsections or any other divisions and the inclusion of headings are for convenience only and shall not affect the construction or interpretation of all or any part hereof.

1.5	Each party's rights may be exercised concurrently or separately and the exercise of any one remedy shall not be deemed an exclusive election of such remedy or preclude the exercise of any other remedy.

ARTICLE 2
TERM OF AGREEMENT

2.1	The term of this Agreement (the "Term") will begin on the date first written above (the "Effective Date") and continue for one (1) year, unless terminated prior to then in accordance with this Agreement. This Agreement shall automatically be extended from year to year, in one (1) year terms, unless either party elects not to extend this Agreement by providing written notice of such non-extension to the other party at least ninety (90) days prior to the end of any current Term.

ARTICLE 3
EMPLOYMENT OF THE EXECUTIVE

3.1	The Corporation wishes to employ at the Effective Date the Executive as EVP ("Executive Vice President) and the Executive wishes to be employed at the Effective Date by the Corporation on the terms and conditions set forth herein.

3.2	The Executive shall report directly to the Corporation's Chief Executive Officer (the "CEO").

ARTICLE 4
PERFORMANCE OF DUTIES

4.1	The Executive agrees to devote his business time, attention, skill and efforts to the faithful performance and discharge of his duties and responsibilities as Executive Vice President of the Corporation in conformity with professional standards, in a prudent and workmanlike manner and in a manner consistent with the obligations imposed under applicable law. The Executive shall promote the interests of the Corporation and each other corporation or other organization which is controlled directly or indirectly by the Corporation and/or the Parent (as hereinafter defined) (each an "Affiliate" and collectively the "Affiliates") in carrying out the Executive's duties and responsibilities and shall not deliberately and knowingly take any action, or fail to take any action which failure could, or reasonably be expected to, have a material and adverse effect on the business of the Corporation or any of its Affiliates.

4.2	The Executive and the Corporation agree that the Executive's principal place of business initially will be in New York and, further, that any reassignment of his principal place of business will be to a place in Europe mutually agreed upon by the Executive and the CEO. The Executive understands that his duties and responsibilities will require him to travel on a regular basis to Europe as well as to other locations in the world from time to time to further the business and interests of the Corporation.

4.3	The Executive discloses, represents and affirms that he has no obligation toward any person or entity, including former employers, that would be incompatible with this Agreement or that could create an impediment to or conflict of interest with the performance of his duties with the Corporation and its affiliates.

4.4	The Executive shall be appointed as Executive Vice President of the Corporation's parent company, Zomedica Pharmaceuticals Corp. (the "Parent"), an Alberta incorporated public company whose common shares are listed and posted for trading on the TSX Venture Exchange. The Executive shall receive no compensation for his services under this Section 4.4 in addition to his compensation otherwise payable under this Agreement.

4.5	The Corporation and the Executive agree that the Executive may continue to sit upon the board of directors of any corporations or organizations on which he serves on the Effective Date as long as the CEO and the Executive mutually agree that his membership on any such board of directors does not unreasonably interfere with the performance of Executive's duties and responsibilities under this Agreement and, solely with the prior written authorization of the CEO, the Executive may serve on any other board of directors.

ARTICLE 5
COMPENSATION

5.1	Annual Base Salary. The Corporation shall pay the Executive a base annual salary (the "Base Salary") which initially shall be TWO HUNDRED AND FIFTEEN THOUSAND DOLLARS US (US$215,000), subject to applicable taxable withholding and deductions and payable in accordance with the Corporation's standard payroll practice for executive officers. The Base Salary shall be reviewed annually by the Board or a committee of the Board and may be increased in accordance with the Corporation's compensation policy.

5.2	Quarterly Cash Bonus. The Executive shall be eligible to earn a quarterly cash bonus (the "Quarterly Bonus"). Such Quarterly Bonus will be calculated upon the achievement of performance objectives that will be established by the Board (as recommended by the Corporation's Compensation Committee) within thirty (30) days prior to the beginning of a fiscal year. The granting of a Quarterly Bonus is also based on the business performance of the Corporation and subject to approval by the Board. The Quarterly Bonus, if any, payable for any calendar year shall be paid no later than 30 days following each Quarter. Finally, if the Executive's employment terminates (other than for Cause) on or after July 1 of a calendar year, he shall be entitled to the payment of a pro rata part of any Quarterly Bonus, which would have been payable if he had continued to be employed by the Corporation through the end of such calendar year.

5.3	Monthly Allowance. The Corporation shall provide the Executive a monthly allowance in the amount of FOUR THOUSAND DOLLARS US (US$4,000), which shall be paid as an allowance in respect of the following items: (i) vehicle; (ii) insurance (medical, dental, vision) premiums; and (iii) tax preparation. The foregoing amount shall be allocated among the foregoing items in such manner as the Executive determines, subject to the approval of the CEO (acting reasonably).

5.4	Business Expenses. The Corporation shall reimburse the Executive, upon presentation of valid receipts or vouchers, for reasonable entertainment, travel, telephone and other business expenses (including but not limited to expenses incurred in connection with computer repair/maintenance and office materials), incurred on behalf of or at the request of the Corporation or an Affiliate and which are in accordance with the Corporation's policies and rules; provided, however: (a) the amount of such expenses eligible for reimbursement in any calendar year shall not affect the expenses eligible for reimbursement in another calendar year; (b) no right to such reimbursement may be exchanged or liquidated for another benefit or payment; and (c) any reimbursements of such expenses shall be made as soon as practicable under the circumstances, but in any event no later than the end of the calendar year following the calendar year in which the related expenses are incurred by the Executive.

5.5	Flight Expenditures. For greater certainty, it is acknowledged and agreed that, in the event that the Executive is required to travel by air to/from the United States to/from any of the following destinations in connection with the completion of his duties hereunder: (a) Europe; (b) South America; and (c) Asia Pacific; the Executive shall be entitled to fly "Business Class" (or an equivalent thereto). For any required travel within the United States, or to/from the United States to Canada and/or to Central America, the Executive shall (in the event that air travel is the most reasonable travel alternative) be entitled to fly "Economy Class" (or an equivalent thereto).

5.6	OTHER BENEFITS. Subject to eligibility requirements and participation rules, the Executive may participate in all of the employee benefit plans maintained by the Corporation and its Affiliates that are available to employees whose principal place of business is the same as the Executive's principal place of business.

ARTICLE 6
VACATION

6.1	The Executive shall be entitled to a paid annual vacation of three (3) weeks in accordance with the Corporation's vacation policy for executives. The Executive agrees that exercise of the vacation benefit shall be prearranged in consultation with the CEO. The full annual vacation benefit shall be extended to the Executive for 2017.

6.2	In addition to the foregoing, the Executive shall be entitled to up to five (5) business days' vacation during the period between December 25 and December 31 of each year, which days shall not count towards the three (3) week allotment set forth in Section 6.1.

ARTICLE 7
STOCK OPTIONS

7.1	Initial Grant: Following the execution of this Agreement, the Executive shall be granted 500,000 options to acquire common shares in the capital of the Parent, with the price and terms of such options to be established by the Board of Directors of the Parent in accordance with the Parent's stock option plan.

7.2	Stock Options. In addition to the Base Salary, Quarterly Bonuses, benefits and other compensation contemplated hereunder, the Executive shall also be eligible to receive future grants of stock options from the Parent, from time to time, to the extent determined by the Board of Directors of the Parent at its sole discretion, which options shall vest in accordance with a schedule to be determined by the Board of Directors of the Parent at its sole discretion, and which shall have an exercise price equal to the market price of the Parent's common shares on the date of grant, or such higher price as may be required by any stock exchange on which the shares of the Parent are listed, or if the Parent is not publicly traded, at such a price as shall be determined by the Board of Directors of the Parent in its sole discretion. In addition to the initial grant of options contemplated in Section 7.1 above, it is further acknowledged and agreed that the Executive shall be entitled to the following additional grants of options to acquire common shares in the capital of the Parent: (i) 250,000 options upon the six (6) month anniversary of the Effective Date, subject to completion of six (6) month performance objectives, as established by the CEO; and (ii) 250,000 options upon the twelve (12) month anniversary of the Effective Date, subject to completion of twelve (12) month performance objectives, as established by the CEO. The foregoing future grants of stock options are contingent upon this Agreement being in full force and effect at the scheduled time of such option grants (with no material breaches of this Agreement having occurred). The terms of such future stock option grants shall be determined by the Board of Directors of the Parent at the time of grant and in accordance with the Parent's stock option plan and applicable TSX Venture Exchange rules and policies. Any options granted to the Executive by the Board of Directors of the Corporation, or pursuant to the terms of this Agreement, may be exercised only in accordance with the terms and conditions of the Stock Option Agreement that is entered into in connection therewith.

7.3	Accelerated Vesting. Subject to regulatory approval, the Corporation covenants and agrees that any Stock Option Agreements between the Parent and the Executive shall provide that all stock options held by the Executive, whether vested or unvested, shall immediately vest and be exercisable by the Executive:

(a)	upon a termination by the Corporation without Cause as more specifically provided for in Article 8.2; or

(b)	the resignation by the Executive for Good Reason, as more specifically provided for in Article 8.3.

7.3	Rules of the Stock Exchanges. The Corporation and the Executive expressly acknowledge and agree that all options to purchase shares of the Parent to which the Executive shall be entitled hereunder, and any changes to such options (including, without limitation, changes provided for in this Agreement), shall be subject to the approval and the regulations, policies and by-laws of each of the stock exchanges on which the common voting shares of the Parent are then listed. The Corporation covenants to use its reasonable commercial efforts to obtain any such approvals and to ensure that all options are in compliance with such regulations, policies and by-laws.

ARTICLE 8
TERMINATION

8.1	At-Will Employment. Nothing in this Agreement shall be construed to alter the at-will employment relationship between the Corporation and the Executive. Subject to the terms set forth in this Agreement, either the Corporation or the Executive may terminate the Executive's employment at any time for any reason, with or without Cause, as defined in Section 8.2 below.

8.2	Termination for Cause. The Executive's employment may be terminated by the Corporation upon simple notice in writing transmitted to the Executive, without the Corporation (or any of its Affiliates) being bound to pay any compensation whatsoever if termination is for any of the following reasons, each of which constitutes cause (hereinafter, "Cause"):

(a)	The Executive is declared bankrupt or insolvent or is placed under protective supervision, which situations the Executive acknowledges to be incompatible with the continuation of his employment.

(b)	The Executive becomes physically or mentally disabled to such an extent as to make him unable to perform the essential functions of his duties normally and adequately for an aggregate of six (6) months during a period of twelve (12) consecutive months. In such a case, the Executive may continue to benefit under short-term and long-term disability insurance plans, subject to the terms of such plans, if any. The Corporation's ability to terminate the Executive as a result of any disability shall be to the extent permitted by applicable state or federal law.

(c)	The Executive breaches the terms of this Agreement.

(d)	The Executive fundamentally or materially fails to perform his duties as Executive Vice President of the Corporation.

(e)	There is a conclusive determination that the Executive has committed any fraud, theft, embezzlement or other criminal act of a similar nature.

(f)	The Executive has committed serious misconduct or willful or gross negligence in the performance of his duties.

(g)	The Executive fails or refuses to follow reasonable directives of the CEO.

(h)	The Executive engages in willful or reckless conduct, causing material damage to the Corporation or the Parent (or their Affiliates) or the Corporation's or the Parent's (or their Affiliates') business.

(i)	The Executive misuses or abuses alcohol, drugs or controlled substances.

(j)	The Executive uses or discloses in an unauthorized way the Corporation's or the Parent's (or any of their Affiliates') confidential or trade secret information.

(k)	The Executive conducts himself publicly, by speech or behavior, in such a manner as to cause public embarrassment, scandal or ridicule to the Corporation or the Parent, any of their Affiliates or any of their employees.

Provided, however, no reason set forth in this Section 8.2 shall constitute Cause unless (1) the Executive upon notice is given a reasonable period to effect a cure or a correction; (2) the reason is curable or correctible as determined by the Board; and, (3) the reason clearly and adversely affects the Executive's ability to continue to perform his duties and responsibilities under this Agreement.

8.3	Good Reason. The Executive shall have the right to resign at any time for any of the following reasons, each of which shall constitute Good Reason:

(a)	Any change in the Executive's direct reporting relationship.

(b)	Any reduction (absent the Executive's express, written consent) in the Executive's duties and responsibilities as Executive Vice President of the Corporation.

Provided, however, no reason set forth in this Section 8.3 shall constitute Good Reason unless the Corporation upon express, written notice is given a reasonable period to effect a cure or a correction.

8.4	Termination by Death. In the event of the Executive's death during his period of employment, the Corporation's obligation to make payments under this Agreement shall terminate on the date of death, except the Corporation shall pay the Executive's estate or surviving designated beneficiary or beneficiaries, as appropriate, any earned but unpaid salary and bonus and reimburse business expenses incurred but not reimbursed as of his date of death. Vesting of any stock options outstanding on the date of death shall be exercisable only to the extent the Executive's right to exercise was vested on his date of death.

8.5	Voluntary Termination. In the event Executive wishes to resign for any reason other than Good Reason or the Corporation wishes to terminate his employment without Cause, the Executive shall give, or receive, as applicable at least thirty (30) days prior written notice of such resignation or termination, whichever is applicable. Any such notice shall not relieve either the Executive or the Corporation of their mutual obligations to perform under this Agreement or to relieve the Corporation to compensate the Executive during such notice period for any earned but unpaid salary and bonus and reimburse business expenses incurred but not reimbursed as of his date of termination.

8.6	Termination Without Cause Or Resignation For Good Reason. In the event that the Executive has a "separation from service" within the meaning of a §409A of the US Internal Revenue Code of 1986, as amended (a "Separation from Service") as a result of the Corporation terminating the Executive's employment without Cause at a date that is at least twelve (12) months following the Effective Date or the Executive resigning for Good Reason at a date that is at least twelve (12) months following the Effective Date, (1) Executive's right to exercise all then outstanding stock options granted to him shall fully and immediately vest on the effective date of his Separation from Service; (2) the Corporation shall pay to Executive in a lump sum (less applicable tax withholdings) an amount equal to: (i) twelve (12) months Base Salary (paid in accordance with the Corporation's usual payroll procedures); and (ii) any Quarterly Bonus allocable or payable prior to the date of termination.

ARTICLE 9
CONFIDENTIALITY

9.1	The Executive acknowledges that he has received and will receive or conceive, in carrying on or in the course of his work during his employment with the Corporation, confidential information pertaining to the activities, the technologies, the operations and the business, past, present and future, of the Corporation or its affiliates or related or associated companies, which information is not in the public domain. The Executive acknowledges that such confidential information belongs to the Corporation and/or its affiliates and that its disclosure or unauthorized use could be damaging or prejudicial to the Corporation and/or its affiliates and contrary to their best interests.

9.2	Accordingly, the Executive agrees to respect the confidentiality of such information and not to make use of or disclose it to, or to discuss it with, any person, other than in the ordinary course of his duties with the Corporation and its Affiliates, or as required under applicable law, without the explicit prior written authorization of the Corporation.

9.3	This undertaking to respect the confidentiality of such information and not to make use of or disclose or discuss it to or with any person shall survive and continue to have full effect notwithstanding the termination of the Executive's employment with the Corporation, so long as such confidential information does not become public as a result of an act by the Corporation or a third party, which act does not involve the fault of one of its executives.

9.4	The term confidential information includes, among other things:

(a)	products, formulae, processes and composition of products, as well as raw materials and ingredients, of whatever kind, that are used in their manufacture;

(b)	technical knowledge and methods, quality control processes, inspection methods, laboratory and testing methods, information processing programs and systems, manufacturing processes, plans, drawings, tests, test reports and software;

(c)	equipment, machinery, devices, tools, instruments and accessories;

(d)	financial information, production cost data, marketing strategies, raw materials supplies, suppliers, staff and client lists and related information, marketing plans, sales techniques and policies, including pricing policies, sales and distribution data and present and future expansion plans; and

(e)	research, experiments, inventions, discoveries, developments, improvements, ideas, industrial secrets and know-how.

9.5	The Executive agrees to keep confidential and not disclose to any third party both the existence and the terms of this Agreement, except if disclosure is required by regulation or law. In the event that the Executive is required to disclose the existence or terms of this Agreement pursuant to subpoena or other duly issued court order, Executive shall give prompt notice to the Corporation of such subpoena or court order to allow the Corporation sufficient opportunity to contest such subpoena or court order.

ARTICLE 10
NON-SOLICITATION OF OFFERS

10.1	The Executive shall not compete with the Corporation nor with any of its Affiliates, directly or indirectly. He shall not participate in any capacity whatsoever in a business that would directly or indirectly compete with the Corporation or with any of its Affiliates, including, without limitation, as an executive, director, officer, employer, principal, agent, fiduciary, administrator of another's property, associate, independent contractor, franchisor, franchisee, distributor or consultant unless such participation is fully disclosed to the Board and approved in writing in advance. In addition, the Executive shall not have any interest whatsoever in such an enterprise, including, without limitation, as owner, shareholder, partner, limited partner, lender or silent partner. This noncompetition covenant is limited as follows:

(a)	As to the time period, to the duration of the Executive's employment and for a period of one (1) year following the date of termination of his employment;

(b)	As to the geographical area, the territory in which a specific product had been actively exploited by the Corporation and/or its Affiliates during the twelve (12) months preceding the employment termination date;

(c)	As to the nature of the activities, to duties or activities which are identical or substantially similar to those performed or carried on by the Executive at or during the twelve (12) months preceding the employment termination date.

10.2	The foregoing stipulation shall nevertheless not prevent the Executive from buying or holding shares or other securities of a corporation or entity other than the Corporation whose securities are publicly traded on a recognized stock exchange where the securities so held by the Executive do not represent more than five percent (5%) of the voting shares of such other corporation or entity and do not allow for its control.

10.3	The Executive also undertakes, for the same period and in respect of the same territory referred to hereinabove in subsections 10.1(a), (b) and (c), not to solicit clients or do anything whatsoever to induce or to lead any person to end, in whole or in part, business relations with the Corporation or any of its affiliates.

10.4	The Executive also undertakes, for the same period and in respect of the same territory referred to hereinabove in subsections 10.1(a), (b) and (c), not to induce, attempt to induce or otherwise interfere in the relations which the Corporation or which any of its affiliates has with their distributors, suppliers, representatives, agents and other parties with whom the Corporation or any of its affiliates deals.

10.5	The Executive also undertakes, for the same period and in respect of the same territory referred to in subsections 10.1(a), (b) and (c), not to induce, attempt to induce or otherwise solicit the personnel of the Corporation to leave their employment with the Corporation or any of its Affiliates nor to hire the personnel of the Corporation or any of its Affiliates for any enterprise in which the Executive has an interest.

10.6	The Executive acknowledges that the provisions of this Section 10 are limited as to the time period, the geographic area and the nature of the activities to what the parties deem necessary to protect the legitimate interests of the Corporation and its Affiliates, while allowing the Executive to earn his living.

10.7	Nothing in this Section 10 shall operate to reduce or extinguish the obligations of the Executive arising at law or under this contract which survive at the termination of this Agreement in reason of their nature and, in particular, without limiting the foregoing, the Executive's duty of loyalty and obligation to act faithfully, honestly and ethically.

ARTICLE 11
OWNERSHIP OF INTELLECTUAL PROPERTY

11.1	The Executive hereby assigns and agrees to assign to the Corporation all of his intellectual property rights as of their creation and to make full and prompt disclosure to the Corporation of all information relating to anything made or designed by him or that may be made or designed by him during the period of his employment, whether alone or jointly with other persons, or within a period of two (2) years following the termination of his employment and resulting from or arising out of any work performed by the Executive on behalf of the Corporation (or its affiliates) or connected with any matter relating or possibly relating to any business in which the Corporation or any of its affiliates or related or associated companies is involved unless specifically released from such obligation in writing by the Corporation's Board of Directors.

11.2	In addition, the Executive renounces all moral rights in any document or work realized during the period of his employment related to his employment by the Corporation. The Executive acknowledges that the Corporation has the right to use, modify or reproduce any such document or work realized by the Executive, at its entire discretion, without the Executive's authorization and without his name being mentioned.

11.3	At any time during the period of his employment or after the termination of his employment, the Executive shall sign, acknowledge and deliver, at the Corporation's expense, but without compensation other than a reasonable sum for his time devoted thereto if his employment has then terminated, any document required by the Corporation to give effect to Section 11.1, including patent applications and documents evidencing the assignment of ownership. The Executive shall also provide such other assistance as the Corporation or one of its affiliates may require with respect to any proceeding or litigation relating to the protection or defense of intellectual property rights belonging to the Corporation or any of its affiliates. The entirety of this Section 11 shall be binding on the Executive's assignees and legal representatives.

ARTICLE 12
OWNERSHIP OF FILES AND OTHER PROPERTY

12.1	Any property of the Corporation, including any file, sketch, drawing, letter, report, memorandum or other document, any equipment, machinery, tool, instrument or other device, any diskette, recording tape, compact disc, software, electronic communication device or any other property, which comes into the Executive's control or possession during his employment with the Corporation in the performance or in the course of his duties, regardless of whether he has participated in its preparation or design, how it may have come under his control or into his possession and whether it is an original or a copy, shall at all times remain the property of the Corporation and, upon the termination of the Executive's employment, shall promptly be returned to the Corporation or its designated representative.. The Executive may not keep a copy or give one to a third party without the prior expressly written permission of the Corporation.

ARTICLE 13
ENTIRE AGREEMENT AND TERMINATION OF PRIOR CONTRACTS

13.1	This Agreement contains the entire understanding of the parties with respect to the matters contained or referred to herein. There are no promises, covenants or undertakings by either party hereto to the other, other than those expressly set forth herein. This Agreement supersedes and replaces any earlier agreement, whether oral or in writing or partly oral and partly in writing, between the parties hereto, or between any party hereto and the corporate representative of any other party hereto, respecting the provision of services by the Executive to the Corporation.

ARTICLE 14
AMENDMENT OF THE AGREEMENT

14.1	To be valid and enforceable, any amendment to this Agreement must be confirmed in writing by each of the Corporation and the Executive.

ARTICLE 15
NOTICES

15.1	Any notice given hereunder shall be given in writing and sent by registered or certified mail or hand-delivered. If such notice is sent by registered or certified mail, it shall be deemed to have been received five (5) business days following the date of its mailing if the postal services are working normally. If such is not the case, the notice must be hand-delivered or served by bailiff, at the discretion of the sender. In the case of hand-delivery or service, the notice shall be deemed to have been received the same day. It is agreed that if the delivery date is a non business day, the notice shall be deemed to have been received on the following business day.

15.2	For purposes of mailed or hand-delivered notices to be effectively delivered under this provision, the notices must be addressed as follows:

(a)	For the Corporation: 1250, 639 – 5th Avenue S.W., Calgary, Alberta T2P 0M9.

(b)	For the Executive: 18 Turner Drive, Chappaqua, New York 10514.

ARTICLE 16
INDEMNITY AND INSURANCE

16.1	The Corporation covenants, both during and after the Executive's term of service, to indemnify and hold harmless the Executive and his legal representatives, to the maximum extent permitted by Delaware law (provided that the Executive acted honestly and in good faith with a view to the best interests of the Corporation and, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the Executive had reasonable grounds for believing that his conduct was lawful), from and against:

(a)	all costs, charges, liabilities and expenses whatsoever that the Executive may sustain or incur in or about or in relation to any action, suit or proceeding that is brought, commenced or prosecuted against the Executive for or in respect of any act, deed, matter or thing whatever made, done or permitted or not made, done or permitted by the Executive in or about the execution of his duties as a director or officer of the Corporation or its subsidiaries; and

(b)	all other costs, charges, liabilities and expenses that the Executive may sustain or incur (including, without limitation, all income tax, sales tax and excise tax liabilities resulting from any payment made pursuant to this indemnity) in or about or in relation to the affairs of the Corporation or its subsidiaries or his position as a director or officer of the Corporation or its subsidiaries.

16.2	The Corporation further agrees that any costs, charges and expenses referred to in paragraph 16.1(a) above shall be paid in advance of the final disposition of any such action or proceeding upon receipt by the Corporation of a written undertaking by the Executive to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified in accordance with the terms and conditions of this Indemnity and Delaware law.

16.3	The Corporation further agrees, both during and after the Executive's term of service, to use its reasonable best efforts to obtain any approval or approvals necessary for such indemnification and to co-operate with the Executive and to provide the Executive with access to any evidence which the Corporation may have or control, which would enable the Executive to make application or obtain any approval or approvals necessary for such indemnification.

ARTICLE 17
SUCCESSORS

17.1	This Agreement shall be binding on the successors, assignees and legal representatives of all of the parties hereto.

ARTICLE 18
JURISDICTION

18.1	This Agreement shall be governed by and interpreted in accordance with the laws, including conflicts of laws, by the State of Delaware in the United States of America. Each of the parties hereby irrevocably attorns to the jurisdiction of the Courts of the State of Delaware with respect to any matters arising out of this Agreement.

ARTICLE 19
SEVERABILITY

19.1	If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement, which can be given effect without the invalid provisions or applications and, to this end, the provisions of this Agreement are declared to be severable.

ARTICLE 20
MEDIATION

20.1	The Corporation and the Executive hereby expressly agree that with respect to any dispute arising under this Agreement, such dispute shall be resolved through binding mediation. Any such mediation shall: (1) take place at a location mutually agreed upon by the Corporation and the Executive; and (2) be conducted by a recognized panel of three professional mediators or which can be comprised of three experienced business experts from the pharmaceutical or biotechnical industry mutually agreed upon by the Corporation and the Executive. With respect to any such mediation panel, one mediator shall be selected by the Corporation, one mediator shall be selected by the Executive, and one mediator shall be selected by mutual agreement between the Corporation and the Executive. Each of the parties hereto shall bear their own, respective costs of such mediation.

ARTICLE 21
LANGUAGE

21.1	All of the parties hereto expressly agree that this Agreement be drafted, read and interpreted in the English language.

ARTICLE 22
GENERAL

22.1	This Agreement and the obligations of the Executive hereunder shall not be assigned by either party hereto, in whole or in part, without the prior consent of the other party hereto, which consent may be withheld for any reason.

22.2	Each party shall do and perform all such acts and things and execute and deliver all such instruments and documents and writings and give all such further assurances as may be necessary to give full effect to the provisions and intent of this Agreement.

22.3	The Executive agrees that after termination of employment hereunder for any reason whatsoever, he will tender his resignation from any position he may hold as an officer or director of the Corporation, the Parent or their Affiliates.

22.4	This Agreement shall enure to the benefit of and be binding upon the Executive and his executors and administrators and upon the Corporation and its successors and assigns.

22.5	Neither party can waive or shall be deemed to have waived any right it has under this Agreement (including any waiver under this section) except to the extent that such waiver is in writing.

22.6	The Corporation agrees to co-operate with the Executive, to the extent permitted by applicable tax laws, so as to permit the Executive to consider payments hereunder on termination of employment to be retirement benefits.

ARTICLE 23
COUNTERPARTS

23.1	This Agreement may be executed in counterparts, each of which shall be deemed one and the same Agreement.

[Reminder of page intentionally left blank.]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date and year first above written.

ZOMEDICA PHARMACEUTICALS CORP.

	Per:	/s/ Gerald Solensky Jr.
Gerald Solensky Jr.
Chairman, CEO

/s/ David Stowell	/s/ Robert DiMarzo
Witness	Robert Dimarzo
Name: David Stowell

ADDENDUM RE EMPLOYMENT AGREEMENT

THIS ADDENDUM is dated effective as of February 1, 2017,

BETWEEN:

ZOMEDICA PHARMACEUTICALS INC., a body corporate duly incorporated pursuant to the laws of the State of Delaware and having an office in the City of Ann Arbor, Michigan (hereinafter referred to as the "Corporation")

- and -

Robert Dimarzo, an individual residing in Chappaqua, New York, USA (hereinafter referred to as the "Executive")

WHEREAS the parties hereto entered into an employment agreement dated effective February 1, 2017 (the "Employment Agreement")

AND WHEREAS the parties hereto wish to set forth certain additional terms to supplement the Employment Agreement, as set out in this Addendum;

NOW THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein and in the Employment Agreement, the parties hereto agree as follows:

1.	Interpretation

This Addendum is supplemental to and shall form one agreement with the Employment Agreement, and the Employment Agreement and this Addendum shall be read together and have effect so far as practicable as though all the provisions thereof and hereof were contained in one instrument.

2.	Amendment

The parties hereto acknowledge and agree that a Quarterly Cash Bonus, as contemplated in Section 5.2 of the Employment Agreement shall be payable to the Executive and that in respect of the 2017 fiscal year, the following amounts shall be payable, subject to completion of the corresponding performance criteria on or before the applicable Bonus Payment Date.

Quarterly Bonus Amount	Bonus Performance Criterion	Bonus Payment Date
U.S.$9,000	Conference Participation	March 31, 2017

U.S.$9,000	Globalization of Products	June 30, 2017
And International Strategic Plan

U.S.$9,000	Launch of 2 Diagnostics Outside	September, 2017
of USA

U.S.$9,000	Business Development Acquisition	December 31, 2017
EU

Determination as to whether the Bonus Performance Criterion have been satisfied shall be made by the Chief Executive Officer of the Corporation, in his sole discretion (acting reasonably).

2

3.	Confirmation

The parties hereto hereby acknowledge and confirm that, except as specifically amended by the provisions of this Addendum, all of the terms and conditions contained in the Employment Agreement are and shall remain in full force and effect, unamended, in accordance with the provisions thereof.

4.	Enurement

This Addendum shall be binding upon and shall enure to the benefit of the parties hereto and their respective heirs, successors and assigns.

5.	Time

Time shall be of the essence of this Agreement.

6.	Governing Laws

This Addendum shall be governed by and construed in accordance with the laws of the State of Delaware in the United States of America. Each of the parties hereby irrevocably attorns to the jurisdiction of the Courts of the State of Delaware with respect to any matters arising out of this Addendum.

7.	Execution in Counterpart

This Addendum may be executed by the parties in separate counterparts (and by facsimile transmission or by a scanned copy by electronic mail) each of which when so executed and transmitted or delivered shall be an original, but all such counterparts shall together constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have caused this Addendum to be duly executed as of the date and year first above written.

ZOMEDICA PHARMACEUTICALS CORP.

	Per:	/s/ Gerald Solensky Jr.
Gerald Solensky Jr.
Chairman, CEO

/s/ David Stowell	/s/ Robert DiMarzo
Witness	Robert Dimarzo
Name: David Stowell